SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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H. J. Heinz Company

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     The following introduction was posted to H. J. Heinz Company’s Internet website at www.heinzsuperiorvalue.com.

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Delivering Superior Value and Growth and Strong Corporate Governance

Heinz, a trusted and respected global food company, has stayed true to its principles of quality, value and integrity since 1869. Now Heinz and everything it stands for is under attack in a crucial proxy fight.

This Web site is dedicated to helping all Heinz shareholders learn more about the issues, facts and developments in this proxy battle. On this site, you can:

  Review our Superior Value and Growth Plan, our aggressive plan to deliver strong results for all shareholders.

  Find informative news releases, including our announcement that Heinz is well on track to deliver earnings per share of $2.35, or 10 percent growth, for our current fiscal year.

  Compare the record of Heinz and our strong and independent Board with facts and information on the poor track record of the Trian Group and its nominees.

Heinz has the right team, the right plan, the right brands and the right Board to deliver Superior Value and Growth. Vote the WHITE card to re-elect Heinz Directors that will listen to and represent all Heinz shareholders.

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The following press release was issued by H. J. Heinz Company:

“The Good Food Company”

FOR RELEASE UPON RECEIPT

HEINZ WELCOMES CTW’S SUPPORT OF ITS FULL BOARD AND REJECTS ISS
SPLIT VOTE RECOMMENDATION

PITTSBURGH, August 3, 2006 – H.J. Heinz Company (NYSE: HNZ) said today it welcomes CtW Investment Group’s endorsement of the full Heinz Board and strongly rejects a separate recommendation by Institutional Shareholder Services (ISS) to “split the vote” in the Company’s crucial proxy fight with Trian.

The ISS decision flies in the face of ISS’s own earlier corporate governance ratings of the Heinz Board and Nelson Peltz’s Triarc Companies, Inc. Heinz earned one of the highest corporate governance ratings of 97.7 from ISS, placing its Board of Directors among the very best in the S&P 500. In contrast, Triarc, the public company that Mr. Peltz leads as Chairman and CEO, has received a rating of only 21.5 from ISS, placing it in the corporate governance basement, among the bottom quarter of the S&P SmallCap 600.

Heinz also said that any attempt to split votes could result in the loss of five highly-qualified independent Directors from the Heinz Board. The problem is that voting for even one Trian nominee requires using the gold card which is effectively a “no” vote against the five strong independent Directors (Charles Bunch, Peter Coors, Mary Choksi, John Drosdick, Dennis Reilley).

The fact is that ISS is applying a different, lower, and Heinz believes, inadequate standard in evaluating slates nominated by shareholder dissidents seeking less than half of the seats on a corporate board. ISS has recommended voting for one or more of the dissident directors in approximately 80 percent of proxy fights this year.

Heinz today received an important endorsement from CtW of its plan, its Board and its recent announcement to add two truly independent directors to its strong Board.

CtW Investment Group, which works with benefit funds that have over $180 billion in assets and which are substantial long-term Heinz shareholders, said today, “the Heinz nominees have made a compelling case for shareholder support predicated on a detailed, credible business plan that does not alter the Company’s risk profile and a commitment to add two independent directors with packaged food industry experience and unimpeachable leadership credentials.”

In rejecting the Trian slate, CtW said: “They have neither put forward a credible business plan to create long-term value nor demonstrated a commitment to corporate governance practices that will protect the interests of all shareholders. In short, while we believe the Heinz Board would benefit from additional independent directors, the Trian nominees are the wrong choice.”

Another independent proxy advisor on August 1, Egan-Jones Proxy Services, rejected the entire Peltz slate. In its decision to support the Heinz Board, Egan-Jones said the following:

H.J. Heinz Company, P.O. Box 57, Pittsburgh 15230-0057

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“We believe that election of the Peltz/Trian nominees would not be in the interest of shareholders and that election of the slate of nominees proposed by management (with the exceptions noted below) is in the best interest of the Company and its shareholders.”

Egan-Jones also expressed these concerns about Trian and the potentially adverse impact of electing Trian nominees:

  “We have concerns regarding the wisdom of the Peltz/Trian proposed cost-cutting plan, which, as described to date, lacks details and appears drastic and somewhat superficial.

  We have concerns about Standard & Poor's recent comment in connection with the lowering of the Company's corporate credit and senior debt ratings, that election of the Peltz/Trian slate "would likely further strain financial policy" at the Company.

  We have concerns regarding the degree to which individual members of the Peltz/Trian slate, if elected, would exercise their independent judgment on behalf of all shareholders, as opposed to voting as a bloc--a bloc holding 5.4% of the voting power while comprising over 40% of the Board.”

Heinz believes that electing even one of Trian’s nominees would be against the interest of Heinz shareholders because:

  Each of Trian’s nominees fails to meet Heinz’s high standards and qualifications for directorship or independence. Electing any one of Trian’s nominees to the Heinz Board would give Trian a foothold to implement its flawed plan for Heinz, a plan that we believe would cripple the Company with drastic cost cuts and increased debt, threatening junk status.

  The presence of any Trian nominee on the Board would make the recruitment of talented and independent directors to the Heinz Board very difficult, if not impossible.

Heinz will continue its strong collaborative dialogue with all shareholders as it approaches this important election. The choice is clear: Re-elect Heinz’s strong independent and highly qualified Board or put the Company at risk by supporting three representatives of Nelson Peltz and his flawed plan and troubled record.

Heinz believes its Board is the right Board as the Company successfully executes its aggressive-but-realistic plan to deliver superior value and growth. The Heinz 12-member Board includes 11 independent Directors who are committed to representing the best interests of all Heinz shareholders and holding management accountable.

Heinz Shareholders Should Not Split their Votes

  The ISS recommendation is impractical and makes no sense for shareholders who wish to vote by proxy for any of the contested Heinz Directors.

  Using the Trian gold card to vote for even one of Trian’s nominees precludes a shareholder from voting for any of the five contested Heinz Directors.

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Heinz’s Annual Meeting of Shareholders is Wednesday, August 16, 2006, 9 a.m. EST at the Hilton Pittsburgh. Heinz strongly urges shareholders to re-elect the Company’s 12 Directors by marking, signing, dating and returning the WHITE proxy card. Heinz urges shareholders to not sign or return any GOLD proxy cards from Trian.

For more facts and information on Heinz, visit www.heinzsuperiorvalue.com.

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SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,

  general economic, political, and industry conditions,

  competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,

  the ability to identify and anticipate and respond through innovation to consumer trends,

  the need for product recalls,

  the ability to maintain favorable supplier relationships,

  currency valuations and interest rate fluctuations,

  change in credit ratings,

  the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,

  approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,

  the ability to successfully complete cost reduction programs,

  the results of shareholder proposals,

  the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures,

  the ability to effectively integrate acquired businesses, new product and packaging innovations,

  product mix,

  the effectiveness of advertising, marketing, and promotional programs,

  the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs,

  supply chain efficiency,

  cash flow initiatives,

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  risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws,

  the success of tax planning strategies,

  the possibility of increased pension expense and contributions and other people-related costs,

  the possibility of an impairment in Heinz’s investments, and other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended May 3, 2006.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz's proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz's definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz's Internet Web site at www.heinz.com or by writing to H.J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s Schedule 14A filed with the Securities and Exchange Commission on July 18, 2006.

ABOUT HEINZ: H.J. Heinz Company, offering "Good Food, Every Day(TM)," is one of the world's leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.

Media:

Ted Smyth:	412-456-5780
Michael Mullen:	412-456-5751 or Michael.mullen@us.hjheinz.com

Investors:
Jack Runkel:	412-456-6034